CONTACTS:

Gus Carlson                   Marie Toulantis
Vice President                Chief Financial Officer
Corporate Communications      Barnes & Noble.com
Barnes & Noble.com            212-414-6007
212-414-6014                  mtoulantis@book.com
gcarlson@book.com


                 BARNES & NOBLE.COM TO ACQUIRE FATBRAIN.COM

NEW YORK, N.Y., September 13, 2000 - Barnes & Noble.com (Nasdaq: BNBN) (www.bn.com) announced today that it will acquire Fatbrain.com, Inc. (Nasdaq:
FATB) (www.fatbrain.com), the third largest online bookseller specializing in professional and technical titles for the corporate marketplace.

Under the terms of the deal, Barnes & Noble.com will acquire Fatbrain.com in a merger, in exchange for $4.25 per share for all the outstanding shares of Fatbrain.com. After the merger, Fatbrain.com will become a wholly owned subsidiary of Barnes & Noble.com llc. The consideration is comprised of 75 percent stock in Barnes & Noble.com and 25 percent cash for each Fatbrain.com share. The deal is valued at approximately $64 million. The transaction is subject to regulatory and stockholder approvals, including Hart Scott Rodino clearance.

Fatbrain.com's senior management, including its president and chief executive officer, Dennis Capovilla, and executive vice president of Product Development, Kim Orumchian, would continue in their current positions, and the company would remain headquartered in Santa Clara, Calif.

Fatbrain.com's Web-based services reach more than 3.5 million employee desktops at almost 350 Fortune 1000 companies worldwide. The company's Information Exchange offering is a comprehensive Web-based method to catalogue, present and distribute corporate materials, ranging from third-party published works such as books and training materials to a company's own publishable content. There are more than 500 individual Fatbrain.com co-branded online bookstores and information resource centers, most of which are accessed via the sponsoring organization's corporate intranet.

"We believe Fatbrain.com's business-to-business focus, combined with its digital publishing and print-on-demand capabilities, complement Barnes & Noble.com's consumer-based initiatives in these areas," said Steve Riggio, vice chairman of Barnes & Noble.com. "We also believe that the companies have complementary cultures that will foster our ability to build both the consumer and business-to-business markets together. Most important, we are impressed with the Fatbrain.com management team, whose talent and experience has distinguished them as leaders in the corporate bookselling marketplace."

"We are extremely excited about our proposed merger with Barnes & Noble.com," said Mr. Capovilla of Fatbrain.com. "While the synergies derived from our book businesses are an obvious fit and will naturally benefit from increased scale, we believe the incremental resources provided by the Barnes & Noble.com backing and brand will greatly enhance and accelerate the rollout of Information Exchange to corporations seeking to streamline the management and distribution of their publishable materials."

With the acquisition, Barnes & Noble.com would own approximately 50 percent of MightyWords, formerly a subsidiary of Fatbrain.com and a leading provider of digital content. In June Barnes & Noble.com invested approximately $20 million for a 30 percent equity stake in MightyWords. Fatbrain.com retained an equity stake of approximately 23 percent in MightyWords.

Barnes & Noble.com's management will host a conference call for investment analysts at 5:15 P.M. EST on Wednesday, September 13, 2000. This call will be simulcast on the Web at www.streetfusion.com and will be archived for 10 days.

About Fatbrain.com
Fatbrain.com(TM) helps organizations capitalize on business information and professionally published materials by streamlining its management and distribution, enabling delivery in digital and/or hardcopy format directly into the hands of employees, partners and customers. Fatbrain.com's easy-to-use, comprehensive Information Exchange service offering allows organizations to easily publish and offer access to professional and business materials when, where and how the recipient wants it via an online information resource center. Today, the company's Web-based information management services reach more than 3.5 million desktops at almost 350 of the Fortune 1000 corporations worldwide. Visit Fatbrain.com on the Web at http://www.fatbrain.com.

About Barnes & Noble.com
Barnes & Noble.com is the first online bookseller to offer a vast in-stock inventory with an editorially rich bookselling environment. The company's online catalogue includes more than three million titles, including virtually every book in print as well as more than 12 million listings from its nationwide network of out of print, rare and used book dealers. Its lightning fast proprietary search engine enables customers to locate specific titles quickly or to explore books on just about any imaginable topic. With more than 800,000 titles on its shelves it now offers the largest selection of in-stock titles of any bookseller online. Encompassing over 30 miles of shelving, it is the largest collection of books under one roof in the history of bookselling. More than 50,000 book publishers, including thousands of small and independent presses, university publishers and privately published books are represented.

Barnes & Noble.com brings the world's best-known bookselling name to the Web with an editorially rich site that includes more than 500,000 synopses, book reviews, customer reviews, table of contents, articles and interviews. It hosts daily live author chats, bringing readers and writers together in lively interactive discussions. Customers of Barnes & Noble stores can find a nationwide store directory, complete with driving instructions and listings of local events. Rated No. 1 by Forbes.com as the best bookselling site on the Web two years running, the company strives to become the single best place to buy books online.

Barnes & Noble.com's excellence in e-commerce extends to the music business, where it was voted by Forbes.com as the No. 1 music site on the Web. Cited by Forbes.com for being "best-of-class for anyone who wants to learn about the music they're buying" it features a classical music superstore and is distinguished by an emphasis on jazz, world music and Broadway show tunes. As in its book site, Barnes & Noble.com's music site has extensive editorial features from both in-house editors and licensed content.

Barnes & Noble.com is an industry leader in the burgeoning market for electronic books. The site features more than 4,000 eBook titles that can be viewed in a variety of formats. The company dramatically expanded its offering of eBooks with the opening of its eBookStore in August 2000, featuring the new Microsoft Reader platform, which will enable users to download eBooks to any PC, laptop or Pocket PC and open the market for eBooks to more than 100 million users. The company believes that in the not too distant future it will offer digital versions of virtually every book in print.

In May 2000 Barnes & Noble.com pioneered Same-Day Delivery service to its Manhattan, New York customers. This rapid delivery service enables the huge residential and working population of Manhattan to get delivery within hours of virtually any book in print from today's bestsellers to the most hard-to-find titles from small publishers. The service also includes delivery of more than 100,000 music CDs.

Barnes & Noble.com's e-commerce initiative extends to the B2B arena, where its Business Solutions program provides Fortune 1000 companies with a turn-key Intranet bookstore, enabling them to streamline and control their book
purchasing process.    Barnes & Noble.com is also a leader in mobile commerce
through its Barnes & Noble On the Go wireless shopping. Customers can now shop the company's Web site from portable devices such as PDAs and mobile phones, giving them access to any book, anywhere, any time.

Barnes & Noble.com has made strategic investments in companies whose products and services enable it to increase its offerings in information products and services that are compatible with its core business. By doing so the company is able to expand its scope by benefiting from the investments, marketing and technology initiatives of industry leaders. To date, the company has invested in enews.com, the Internet's No. 1 site for discount magazine subscriptions; BuyEnlarge, which uses state-of-the-art technology to produce prints and posters on demand; notHarvard.com, the pioneer in developing online branded universities and the concept of eduCommerce, and MightyWords, a leading provider of digital content.


SAFE HARBOR

This release may contain forward-looking statements regarding expectations of the company. These statements are based on the beliefs of the management of the company as well as assumptions made by and information currently available to the management of the company. Such statements reflect the current views of the company with respect to future events, the outcome of which is subject to certain risks, including among others general economic and market conditions, changes in product demand, the growth rate of Internet usage and e-commerce, possible disruptions in the company's computer or telephone systems, possible increases in shipping rates or interruptions in shipping service, effects of competition, the level and volatility of interest rates, changes in tax and other governmental rules and regulations applicable to the company and other factors, risks and uncertainties more specifically set forth in the company's public filings with the Securities and Exchange Commission. The forward-looking statements herein speak only as of the date of this release. The company expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any forward-looking statement included in this release to reflect any changes in the company's expectations or any changes in events, conditions, or circumstances on which any such statement is based. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results or outcomes may vary materially from those described herein.

Fatbrain.com is a trademark of Fatbrain.com, Inc. All company and product names may be trademarks of the respective companies with which they are associated.